304 INVERNESS WAY SOUTH, SUITE 355 CENTENNIAL, COLORADO 80112 303-962-7267

July 16, 2013

Mr. Boris Maslov

President

Ener-Core Power Inc.

9400 Toledo Way

Irvine, CA 92618

Dear Mr. Maslov,

This letter confirms our agreement that Colorado Financial Service Corp. ("CFSC") will act as a nonexclusive placement agent to Ener-Core Power, Inc. a Nevada corporation ("you' or the "Company") in connection with the proposed private placement (an "Offering") of unregistered equity or equity linked securities of the Company ("Securities").

Services. During the term of our engagement, we will advise and assist you in connection with the planning, execution and closing of the Offering. In connection with the planning, execution and closing of an Offering, CFSC's services may include, to the extent that you and CFSC agree necessary or advisable, assisting and advising you with respect to (1) performing valuation analyses, (2) identifying potential investors acceptable to you and establishing meetings with such persons or entities, (3) coordinating the process by which you will select the ultimate investor(s) in the Company, (4) supporting the Company in its negotiation of the terms and agreements effecting the purchase of Securities, and (5) rendering such assistance as the Company may reasonably request. The Company is responsible for compliance with all applicable securities laws, including the Securities Act of 1933 as well as the preparation of appropriate offering materials.

Any written or oral advice provided by us pursuant to this engagement will be treated by the Company as confidential, will be solely for the information and assistance of the Company and its advisors in connection with their consideration of a sale of securities and purchase of assets and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent or as required by law.

In addition, and regardless of whether the Offering is consummated, the Company shall promptly, upon request there for, reimburse CFSC for all reasonable legal expenses related to due diligence and the preparation, assistance, drafting and review of various corporate documentation in respect of the Offering, including those amounts incurred prior to the date hereof. The reimbursement of legal expenses under this section shall not exceed $2,000 without prior authorization of the Company.

Confidentiality. In connection with the Offering, the Company and CFSC will provide each other with information that is non-public, confidential or proprietary in nature. All information about the disclosing party furnished by the disclosing party to the receiving party or its directors, officers, employees, agents or representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, "representatives"), and all analyses, compilations, data, studies or other documents prepared by the receiving party or its representatives containing, or based in whole or in part on, any such furnished information is hereinafter referred to as the "Confidential Information:" provided; that, Confidential Information shall not include information, which is (i) available to the public other than as a result of a disclosure in breach of this letter; (it becomes available to the receiving party on a non-confidential basis from a source other than the Company. (iii) known to you the receiving party on a non-confidential basis prior to such disclosure or (iv) required to be disclosed as a matter of law.

The Company and CFSC agree that the Confidential Information will be kept confidential by them and their respective representatives and will not be disclosed for a period of two years from the date hereof, without the prior written consent of the disclosing party.

Compensation. In connection with this engagement, you will pay CFSC as follows according to the following transactions.

Equity Financing: For transactions involving investment of equity or equity-linked transactions: a cash fee of 8% paid to CFSC, the originating broker. As additional compensation for our services hereunder, you will upon consummation of the Offering issue to CFSC a warrant to purchase a number of shares of common stock of the Company equal to 8% of all shares of Securities placed by CFSC in the Offering at an exercise price per share of $0.75, the price per share. CFSC may assign any portion of the warrants to its representatives. The warrant will be immediately exercisable and will contain the same registration rights with respect to the common stock of the Company underlying the warrant (or any securities into which the common stock of the Company may be converted or for which it may be exchanged) as are granted to investors in the Offering. The warrant will have a cashless exercise provision, have a term of 5 years from the date of issuance and have such other terms and conditions as shall be mutually agreed upon. Our fees will be reduced by any fees payable to other brokers or finders if approved in advance by CFSC in writing.

Subordinated Debt Financing: For transactions involving investment of Subordinated Debt, the cash fee shall be 2% for acting as placement agent, paid to CFSC, plus 3% and a warrant equal to 5%, shall he issued to CFSC under the same terms as pursuant to an equity transaction above. CFSC may assign any portion of the warrants to any of its representatives.

Debt Project Financing: For transactions involving project financing, the cash fee shall be .5% for acting as placement agent paid to CFSC, plus a cash fee of 1% of the amount of the financing or commitment paid to CFSC with no warrants for debt project financing.

The Cash compensation and the warrant compensation, if any, are together the "Success Fee."

Term. The term of our engagement will begin on the date hereof and continue for 24 months (the "Term"). However, either of us may terminate our engagement earlier upon 5 days prior written notice. Any earlier termination of our engagement will not affect your obligation to pay our fees or reimburse our expenses.

If within 12 months following the expiration or earlier termination of our engagement, you sell equity, equity-linked securities, subordinated debt or project financing to any investor or lender who purchase or was offered securities or debt of the Company during the Term, you will pay us the Success Fee described under "Compensation" above.

Indemnification. Because we will be acting on your behalf, you will indemnify us and related persons according to the indemnification and contribution provisions in Annex A. Your obligations in Ax A will remain operative regardless of any termination or completion of our services hereunder.

Miscellaneous. We are a full service securities firm and, therefore, we may from time to time effect transactions for our own account or for the account of our customers and hold positions in securities or options on securities of the Company and other companies that may be the subject of our services. This letter agreement will not limit or restrict our ability to engage in such transactions with respect to either the Company's securities or any other entity's securities.

We will provide our financial advice, written or oral, exclusively for the information of your Board of Directors and senior management, who will make all decisions regarding whether and how pursue any opportunity or transaction. Your Board of Directors and senior management will base their decisions on our advice as well as on the advice of their legal, tax and other business advisors and other factors that they consider appropriate. Accordingly, as an independent contractor we will not assume the responsibilities of a fiduciary to you or your stockholders in connection with the performance of our services.

This letter agreement, together with the attached agreement on indemnification and contribution, contains our entire agreement concerning the proposed transaction and supersedes any prior understandings and agreements.

This letter agreement will be binding upon and inure to the benefit of you, us, each Indemnified Person (as defined in Annex A) and our respective successors and assigns and nothing herein is intended to confer upon any person, other than you, us, each Indemnified Person and our respective successors and assigns, any rights, remedies, obligations or liabilities.

This letter agreement shall be governed by and construed in accordance with the laws of the state of Colorado.

Any dispute arising out of or relating to this letter agreement (including any annex) will exclusively be submitted to an arbitrator for binding and conclusive resolution. The arbitration shall be in Arapahoe County, Colorado and wilt be administered by JAMS. The arbitrator will be a former or retired judge selected from a list of those affiliated with JAMS. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The parties will advance the forum fees and other costs of the arbitration equally, but the arbitrator will have the discretion as part of his or her final award to apportion some or all of the costs of the arbitration among the parties. The arbitrator will also have the discretion to direct, as part of his or her final award, that a party recover some or all of its attorney's fees. You and we consent to personal jurisdiction and venue in the federal or state courts located in Colorado for purposes of enforcement of any arbitration award.

Any waiver of any right or obligation hereunder must be in writing signed by the party against whom such waiver is sought to be enforced. Any amendment hereto must be in writing signed by you and us.

SIGNATURE PAGE FOLLOWS

After reviewing this letter agreement, please confirm that it is in accordance with your understanding by signing and returning to us the enclosed copy.

Very truly yours,

COLORADO FINANCIAL SERVICE CORPORATION

By:
Chester Hebert
Chief Executive Officer

Accepted and Agreed as of the date set forth
above: ENER-CORE POWER, INC.

By:
Boris Maslov
President

Annex A

The Company will indemnify and hold harmless Colorado Financial Service Corp. (CFSC), its affiliates, the partners, directors, officers, agents and employees of CFSC and its affiliates, and each other person or entity, if any, controlling CFSC or any of its affiliates (each, an Indemnified Person"), from and against any third party losses, claims, damages, liabilities or expenses (including actions, claims or proceedings in respect thereof (collectively, Proceedings") brought by or against any person, including stockholders of the Company, and the cost of any investigation and preparation thereof and defense thereof) (collectively, 'Losses') arising out of or in connection with (i) advice or services rendered or to be rendered by any indemnified Person pursuant to the letter agreement, (ii) the transactions contemplated by the letter agreement or (iii) any Indemnified Person's actions or inactions in connection with any such advice, services or transactions,-provided, however, that the Company will not be obligated to indemnify for any Losses of any Indemnified Person that are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted solely from the bad faith or gross negligence of such Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the letter agreement, the transactions contemplated by the letter agreement or (ill) any Indemnified Person's actions or inactions in connection with any such advice, services or transactions, except to the extent such liabilities are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted from the bad faith or gross negligence of such Indemnified Person. The Company agrees that in no event will CFSC be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits arising out of the letter agreement or the services provided thereunder, and the Company agrees not to seek, or claim any such damages or profits in any circumstance.

The Company also agrees to reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any Proceeding (or enforcing the letter agreement or any related engagement or commitment agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to bold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative economic interests of the Company, its affiliates and its stockholders on the one hand and the Indemnified Person on the other in the matters contemplated by the letter agreement as well as the relative fault of the Company, its affiliates or its stockholders, on the one hand, and such Indemnified Person, on the other; provided, however, that in no event shall the Indemnified Persons as a whole be required to contribute an amount greater than the amount of all fees actually received by CFSC from the Company under the letter agreement.

The Company's reimbursement, indemnity and contribution obligations hereunder shall be in addition to any liability that it may otherwise have and shall inure to the benefit of any successors, assigns, heirs and representatives of any Indemnified Person. Solely for the purpose of enforcing the letter agreement, the Company hereby consents to personal jurisdiction and venue in any court in which any Proceeding is brought. The provisions of this Annex A shall survive any termination or other expiration of the letter agreement, the consummation of any transaction contemplated thereby or the other completion of CFSC's services with respect thereto.